Exhibit 10.1

Dated the 7th day of May, 2019
HKFAEx Group Limited (香港金融資產交易集團有限公司) and Oriental Culture Holding LTD
================================ SALE AND PURCHASE AGreement IN RESPECT of 100% OF issued SHARE CAPITAL of HKDAEX LIMITED (香港數碼資產交易中心有限公司) ================================

THIS AGREEMENT is dated the 7th day of May, 2019

BETWEEN:

(1)	HKFAEx Group Limited香港金融資產交易集團有限公司, a company incorporated in Hong Kong whose registered office is at Unit 909, Level 9, Cyberport 2, 100 Cyberport Road, Hong Kong (the “Seller” or the “Warrantor”); and

(2)	Oriental Culture Holding LTD, a company incorporated in the Cayman Islands whose registered office is at Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands (the “Buyer” or “OCHL”).

NOW IT IS HEREBY AGREED as follows:

1	Definitions and interpretation

1.1	In this Agreement, unless the context otherwise requires:

Business Day means a day other than a Saturday or Sunday on which banks are ordinarily open for the transaction of normal banking business in Hong Kong;

Business Information means all information, know-how and records (whether or not confidential and in whatever form held) including (without limitation) all formulas, designs, specifications, drawings, data, manuals and instructions and all customer lists, sales information, business plans and forecasts, and all technical or other expertise and all computer software and all accounting and tax records, correspondence, orders and inquiries;

Buyer’s Warranties means the representations and warranties by the Buyer set out in Schedule 6;

Companies Ordinance means Companies Ordinance (Chapter 622 of the laws of Hong Kong) and when the context requires, its subsidiary legislation, as amended, supplemented or otherwise modified from time to time;

Companies (Winding Up and Miscellaneous Provisions) Ordinance means the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Chapter 32 of the Laws of Hong Kong) and when the context requires, its subsidiary legislation, as amended, supplemented or otherwise modified from time to time;

Completion means completion of the sale and purchase of the Sale Shares and the allotment and issue of the Consideration Shares;

Completion Notice means written notice specifying the date of Completion to be issued by the Buyer to the Seller not less than three (3) Business Days prior to the proposed date of Completion;

Completion Date has the meaning given in clause 3.2;

Conditions means the conditions precedent to Completion, being the matters set out in Schedule 3;

Confidential Business Information means Business Information which is confidential or not generally known;

Consideration Shares means 2,400,000 ordinary shares in the share capital of OCHL of US$0.0001 each;

Deed of Indemnity mean the deed of indemnity to be executed by the Seller as covenantor in favour of the Buyer and HKDAEX upon Completion in respect of the contingent liability owing by the Seller in relation to HKDAEX in a form substantially the same as set out in Schedule 7;

Encumbrance means any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, claim, right, trust, interest or preference granted to any third party, or any other encumbrance or security interest of any kind whatsoever (or an agreement or commitment to create any of the same);

HK$ means Hong Kong dollars, the lawful currency of Hong Kong;

HKDAEX means HKDAEx Limited香港數碼資產交易中心有限公司, a company incorporated in Hong Kong with limited liability on 18 April 2018, detail of which are set out in Schedule 1;

HKDAEX’s Management Accounts means the unaudited financial statements of HKDAEX commencing from the incorporation date of HKDAEX (i.e. 18 April 2018) to the Completion Date prepared in accordance with the accounting principles generally accepted in Hong Kong at the time they were prepared and commonly adopted by companies carrying on businesses similar in all material respects to that carried on by HKDAEX in preparing management accounts;

HKDAEX’s Management Accounts Date means the Completion Date;

Hong Kong means the Hong Kong Special Administrative Region of the People’s Republic of China;

OCHL means Oriental Culture Holding LTD, a company incorporated in the Cayman Islands on 29 November 2018, detail of which are set out in Schedule 2;

Information Technology means computer hardware, software, networks and/or any aspect of a business which relies on computer hardware, software, networks and/or other information technology (whether embedded or otherwise);

Intellectual Property Rights means patents, trademarks and service marks, rights in designs, trade or business names, copyrights and topography rights (whether or not any of these is registered and including applications for registration of any such thing) and rights under licences and consents in relation to any such thing and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

Listing means the proposed listing of the shares of the OCHL on the Nasdaq;

Longstop Date mean one year after the date of this Agreement or such other date as may be agreed in writing by the Buyer and the Seller;

Nasdaq means Nasdaq Capital Market of the United States Securities and Exchange Commissions;

Parties means the named parties to this Agreement and their respective successors and assigns and Party shall mean any of them;

Prospectus means the listing document proposed to be issued by OCHL relating to the offer of shares of OCHL to members of the public and the Listing;

Sale Shares means 1,388,888,888 ordinary shares in the share capital of HKDAEX, all of which have been issued and are fully paid, and which comprise the entire issued share capital of HKDAEX;

Seller means HKFAEx Group Limited香港金融資產交易集團有限公司, a company incorporated in Hong Kong on 4 October 2006, details of which are set out in Schedule 1;

Seller’s Warranties means the representations and warranties by the Seller set out in Schedule 4;

Tax or Taxation means and includes all forms of taxation and statutory, governmental, supra-governmental, state, principal, local government or municipal impositions, duties, contributions and levies, in each case whether of Hong Kong, the Cayman Islands or elsewhere, whenever imposed and all penalties, charges, costs and interest relating thereto and without limitation all employment taxes and any deductions or withholdings of any sort; and

US$ means United States Dollars, the lawful currency of the United States of America.

1.2	In this Agreement, unless the context otherwise requires:

(a)	references to Clauses and Schedules are unless otherwise stated to clauses of, and schedules to, this Agreement;

(b)	references to “subsidiary” shall be construed in accordance with section 15 of the Companies Ordinance;

(c)	words importing the singular include the plural and vice versa, words importing a gender include every gender; and

(d)	references to persons shall include references to individuals, bodies corporate, firms, companies, government, state or agencies of a state or any joint venture, association or partnership (whether or not having separate legal personality).

1.3	The Schedules shall form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include them.

2	Shares swap

2.1	Upon the terms of this Agreement and subject to the Conditions, the Buyer agrees to buy from the Seller, and the Seller agree to sell to the Buyer, on the Completion Date, the Sale Shares in consideration for the allotment and issue of the Consideration Shares to the Seller by the Buyer, credited as fully paid, free from all Encumbrances.

3	Completion

3.1	Completion of this Agreement is subject to and conditional upon the Conditions being satisfied on or before the Longstop Date.

3.2	In this Agreement, Completion Date means the date of Completion specified in the Completion Notice which must be a Business Day falling within the period of fourteen (14) business days after all the Conditions have been satisfied or waived, unless otherwise agreed by the Parties in writing.

3.3	Completion shall take place on the Completion Date, and all (but not part only unless the Parties so agree) of the following businesses shall be transacted on the Completion Date:

(a)	the Buyer shall deliver or cause to be delivered to the Seller:

(i)	a certified copy of the resolutions of the board of directors of the Buyer authorising and approving, among other things:

(A)	the execution of this Agreement;

(B)	the execution of the Deed of Indemnity;

(C)	the allotment and issue of the Consideration Shares by the Buyer to the Seller;

(D)	the registration of the Seller as the holder of the Consideration Shares;

(E)	the purchase of the Sale Shares from the Seller in consideration of allotment and issue of the Consideration Shares; and

(F)	the execution of the instruments of transfer and bought and sold notes in respect of the Sale Shares;

(b)	the Seller shall deliver or cause to be delivered to the Buyer:

Seller

(i)	a certified copy of the resolutions of the board of directors of the Seller authorising and approving, among other things:

(A)	the sale of the Sale Shares in consideration of allotment and issue of the Consideration Shares by the Buyer;

(B)	the execution of this Agreement;

(C)	the execution of the Deed of Indemnity;

(D)	the execution of the instruments of transfer and bought and sold notes in respect of the Sale Shares;

(E)	the subscription of the Consideration Shares; and

(F)	the execution of the application for shares in respect of the Consideration of Shares.

HKDAEX

(i)	the original share certificate(s) in respect of the Sale Shares and all other un-issued shares certificate(s) of HKDAEX together with instruments of transfer and bought and sold notes in respect of Sale Shares duly executed by the Seller and completed in favour of the Buyer;

(ii)	Deed of Indemnity duly executed by the Seller as covenantor and HKDAEX;

(iii)	HKDAEX’s Management Accounts certified by directors of HKDAEX;

(iv)	a certified copy of the resolutions of the board of directors of HKDAEX authorising and approving, among other things:

(A)	the transfer of Sale Shares contemplated hereunder and registration of OCHL or its nominees as member of HKDAEX subject only to the production of duly stamped and completed transfers in respect of the Sale Shares;

(B)	the issuance of new share certificate in respect of the Sale Shares to the Buyer or its nominee(s); and

(C)	the execution and delivery of the Deed of Indemnity;

(v)	original statutory record and other books and records (including without limitation all resolutions made up to the Completion Date, financial records, bank statements and cheque books) of HKDAEX and the certificate of incorporation, all business registration certificate, company chop(s) and common seal(s) and any other papers, records, contracts and documents of HKDAEX (including without limitation the loan documentation to the extent that the same is in the possession of the Seller) or written authorizations in favour of the Buyer for the collection of such documents or records;

(vi)	employment contract(s) of HKDAEX’s employees whose employment shall continue after Completion (if any);

(vii)	such other documents as may be reasonably required to give good title to the Sale Shares free from all Encumbrances and to enable the Buyer (or its nominee(s)) to become the registered holder thereof;

(viii)	such other power of attorney or other authorities under which instrument(s) of transfer and bought and sold notes or such other documents in respect of the Sale Shares have been executed; and

(ix)	such waivers, consents or other documents as may be required to give a good title to the Sale Shares and to enable the Buyer or its nominee to become their beneficial and registered owners.

3.4	The Buyer shall deliver or cause to be delivered to the Seller the share certificate in respect of the Consideration Shares in the name of the Seller within thirty (30) days after the Completion Date.

4	Representations, warranties and undertakings

4.1	The Seller (the “Warrantor”):

(a)	warrants and represents that the Seller’s Warranties are true and accurate;

(b)	further warrants and represents to the Buyer (for itself and as trustee for its successors in title) that the Seller’s Warranties shall be deemed to be repeated immediately before Completion with reference to the facts and circumstances then prevailing, and for this purpose a reference in any of the Seller’s Warranties to the date of this Agreement shall be construed as a reference to the Completion Date; and

(c)	acknowledges that the Buyer have entered into this Agreement in reliance on, among other things, the Seller’s Warranties.

4.2	The Buyer:

(a)	warrants and represents that the Buyer’s Warranties are true and accurate, subject to disclosures made in the Prospectus; and

(b)	further warrant and represent to the Seller (for itself and as trustee for its successors in title) that the Buyer’s Warranties, subject to disclosures made in the Prospectus shall be deemed to be repeated immediately before Completion with reference to the facts and circumstances then prevailing, and for this purpose a reference in any of the Buyer’s Warranties to the date of this Agreement shall be construed as a reference to the Completion Date.

4.3	Each of the paragraphs in Schedule 4:

(a)	shall be construed as a separate and independent warranty and representation; and

(b)	unless expressly provided in this Agreement, shall not be limited by reference to any other paragraph in Schedule 4 or by any other provision of this Agreement.

4.4	The Buyer shall have a separate claim and right of action in respect of every breach of a Seller’s Warranty.

4.5	The Seller’s Warranties shall not in any respect be extinguished or affected by Completion.

4.6	If, in respect of or in connection with any breach of any of the Seller’s Warranties or any facts or matters warranted not being true and being misleading, any amount payable to the Buyer by the Seller is subject to Taxation, such payable amounts shall be paid to the Buyer by the Seller so as to ensure that the net amount received by the Buyer is equal to the full amount payable to the Buyer under this Agreement.

5	Notices

5.1	Any notice required to be given under this Agreement shall be in writing in the Chinese language and shall be delivered personally, or sent by post (or air mail if overseas) or by fax or by email, to each of the Parties due to receive the notice, at the address or fax number or email address set out below:

The Seller HKFAEX GROUP LIMITED 香港金融資產交易集團有限公司	:	Unit 909, Level 9, Cyberport 2, 100 Cyberport Road, Hong Kong
For the attention of	:	Tang Wai Po, Director
Fax number	:	(852) 2110 0616
Email Address	:	bobotang@prideinvestmentsgroup.com

The Buyer Oriental Culture Holding LTD	:	中國南京市棲霞區紫東國際創意園西區F4幢4樓
For the attention of	:	Ni Lijia, Chief Financial Officer
Email Address	:	44737567@qq.com

or to such other address, number or addressee as one Party may by notice advise from time to time to the other Party/Parties, but without prejudice to the effectiveness of any notice already given in accordance with this Clause 5.

5.2	Any notice given in accordance with Clause 5.1 shall be deemed to be given:

(a)	if delivered personally, when left at the relevant address referred to in Clause 5.1;

(b)	if sent by mail (other than air mail), two (2) Business Days after it was posted;

(c)	if sent by air mail, six (6) Business Days after it was posted;

(d)	if sent by fax, on completion of its transmission; and

(e)	if sent by email, at the time of transmission,

provided that if, under the above provisions, any such notice would otherwise be deemed to be given after 5 pm (local time) on a Business Day, such notice shall be deemed to be given at 9 am (local time) on the next Business Day.

5.3	In proving the giving of a notice under this Clause 5, it shall be conclusive evidence to prove that it was left at the appropriate address or the envelope containing it was properly addressed and posted or the fax was sent in full to the relevant number (as the case may be).

6	Costs

6.1	Except as expressly provided in this Agreement, each Party shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement (and any documents referred to in it).

6.2	Notwithstanding Clause 6.1, stamp duty in respect of the transfer of the Sale Shares shall be borne solely by the Buyer.

7	Other provisions

7.1	All provisions of this Agreement shall so far as they are capable of being performed or observed continue in full force and effect notwithstanding Completion except in respect of those matters then already performed and Completion shall not constitute a waiver of any Party’s rights in relation to this Agreement. All rights and remedies conferred on a Party under this Agreement are cumulative and are additional to, and not exclusive of, any rights or remedies provided by law or otherwise available at any time to such Party.

7.2	This Agreement, and the documents referred to in it, constitute the entire agreement, and supersede any previous agreement, between the Parties in relation to the subject matter of this Agreement provided that this Clause 7.2 shall not operate to exclude or limit any liability arising from fraudulent misrepresentation.

7.3	Any Party may, in its discretion, in whole or in part release, compound or compromise, or waive its rights or grant time or indulgence in respect of, any liability to it under this Agreement without in any way prejudicing or affecting the liability of or its rights against any other Party in respect of the same or alike liability.

7.4	Neither the single or partial exercise or temporary or partial waiver by any Party of any right, nor the failure by any Party to exercise in whole or in part any right or to insist on the strict performance of any provision of this Agreement, nor the discontinuance, abandonment or adverse determination of any proceedings taken by any Party to enforce any right or any such provision, shall (except for the period or to the extent covered by any such temporary or partial waiver) operate as a waiver of, or preclude any exercise or enforcement or (as the case may be) any further or other exercise or enforcement by the relevant Party of, that or any other right or provision.

7.5	The giving by any Party of any consent to any act which by the terms of this Agreement requires shall not prejudice the right of the relevant Party to withhold or give consent to the doing of any similar act.

7.6	No purported alteration of this Agreement shall be effective unless it is in writing, refers to this Agreement and is duly executed by each Party.

7.7	Each provision of this Agreement is severable and distinct from the others. The Parties intend that every such provision shall be and remain valid and enforceable to the fullest extent permitted by law. If any such provision is or at any time becomes to any extent invalid, illegal or unenforceable under any enactment or rule of law, it shall to that extent be deemed not to form part of this Agreement but (except to that extent in the case of that provision) it and all other provisions of this Agreement shall continue in full force and effect and their validity, legality and enforceability shall not be thereby affected or impaired.

7.8	None of the Parties shall be entitled to assign the benefit of any rights under this Agreement without the prior written consent of the other Parties.

7.9	Notwithstanding the Contracts (Rights of Third Parties) Ordinance, Chapter 623 of the Laws of Hong Kong, and/or any comparable law in any jurisdiction, this Agreement is personal to and is made solely for the benefit of the Parties, and shall not create or give any rights to or purport to confer any benefits on any third parties whatsoever. The application of the Contracts (Rights of Third Parties) Ordinance and/or any comparable law in any jurisdiction giving to or conferring on third parties the right to enforce any term of this Agreement is expressly excluded, and no term of this Agreement is, or is intended to be, enforceable by any person not being a party to it. The rights of the Parties to terminate, rescind, or agree to any amendment, waiver, variation or settlement under or relating to this Agreement are not subject to the consent of any third party.

7.10	This Agreement may be executed in any number of counterparts, and each of the executed counterparts, when duly exchanged or delivered, shall be deemed to be an original, but, taken together, shall constitute one instrument.

7.11	This Agreement shall be binding on and shall ensure for the benefit of the successors in title of each Party.

7.12	Time shall be of the essence of this Agreement as regards any time, date or period fixed by this Agreement for the performance of any obligation by any of the Parties whether as originally fixed or as altered in any manner provided in this Agreement.

8	Applicable law and jurisdiction

8.1	This Agreement is governed by and shall be construed in accordance with the laws of Hong Kong.

8.2	If any Party has any claim against another Party arising out of or in connection with this Agreement, such claim shall be referred to the courts of Hong Kong, to the jurisdiction of which each of the Parties irrevocably submits.

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SCHEDULE 1
The Seller and HKDAEX

The Seller

Company Name	HKFAEx Group Limited 香港金融資產交易集團有限公司
Date and place of incorporation	4 October 2006, Hong Kong
Company number	1078409
Total issued shares	10,000,000 ordinary shares
Shareholder	Name of shareholder	Number of shares held
	Wan Mun Wah	10,000,000
Directors	Wan Mun Wah (尹滿華) Tang Wai Po (鄧慧寶)

HKDAEX

Company Name	HKDAEx Limited香港數碼資產交易中心有限公司
Date and place of incorporation	18 April 2018, Hong Kong
Company number	2682877
Total issued shares	1,388,888,888 ordinary shares
Shareholder	Name of shareholder	Number of shares held
	HKFAEx Group Limited 香港金融資產交易集團有限公司	1,388,888,888 shares
Director	Wan Mun Wah (尹滿華)
Subsidiary	Nil

SCHEDULE 2
The Buyer

Company Name	Oriental Culture Holding LTD
Date and place of incorporation	29 November 2018, the Cayman Islands
Company number	345544
Total issued shares	10,000,000 shares of US$0.0001 each
Shareholders	Name of shareholder	Number of shares held

Oriental Culture Investment Development LTD

Oriental Culture Investment Communication LTD

Oriental Culture Investment Diffusion LTD

Oriental Culture Investment Technology Development LTD

Oriental Culture Investment Design LTD

Oriental Culture Investment Information Technology LTD

Oriental Culture Investment Technology LTD

Oriental Culture Investment Management LTD

Oriental Culture Investment Creativity LTD

Oriental Culture Investment Brand Planning LTD

Oriental Culture Investment Training LTD

Oriental Culture Investment Consulting LTD

Oriental Culture Investment Arts LTD

HKFAEx Group Limited (香港金融資產交易集團有限公司)

2,000,000 2,000,000 700,000 500,000 500,000 500,000 500,000 500,000 500,000 300,000 500,000 500,000 300,000 700,000
Directors	WAN MUN WAH SHAO YI

SCHEDULE 3
Conditions

1.	The Seller’s Warranties remaining true, accurate and not misleading in all material respects from the date of this Agreement up to and inclusive of the Completion Date and the Seller having performed or complied, in all respects, with all covenants and agreements contained herein and required to be performed or complied with by Seller at or prior to the Completion Date.

2.	HKDAEX remaining solvent and a going concern authorised to conduct its business in same manner as the same is being conducted at the date of this Agreement.

3.	No legal or disciplinary proceedings being instituted or threatened against HKDAEX or any of its directors or officers by any regulatory authority prior to Completion.

4.	No statues, regulations or decisions which would prohibit, restrict or materially delay the consummation of the transaction contemplated hereunder having been proposed, enacted or taken by any government or official authority.

SCHEDULE 4
Seller’s Warranties

1	Sale Shares and shareholding structure

(a)	The Sale Shares constitute 100% of the entire issued share capital of HKDAEX and are fully-paid and wholly, legally and beneficially owned by the Seller.

(b)	In respect of the Seller, there is no Encumbrance on, over or affecting the Sale Shares, and no person has made any claim to be entitled to any right over or affecting the Sale Shares.

(c)	The information set out in Schedule 1 is complete and accurate.

(d)	Except in pursuance of this Agreement, no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the issue or transfer of any share or loan capital or securities of HKDAEX under any option or other agreement or otherwise.

(e)	Each of HKDAEX and the Seller is the Hong Kong private limited company and validly existing under the laws of Hong Kong.

2	Powers and obligations of the Seller (the “Warrantor”)

(a)	The Warrantor has the rights, power and authority and has taken all action necessary to execute and deliver and to exercise its rights and perform its obligations under this Agreement and each document to be executed at or before Completion.

(b)	This Agreement constitutes and the other documents to be executed by the Warrantor and delivered at Completion will, when executed, constitute legal, valid and binding obligations of the Warrantor enforceable in accordance with the terms.

(c)	The Seller is the sole legal and beneficial owner of all of the Sale Shares and is entitled to sell and transfer the full legal and beneficial ownership in the Sale Shares held by the Seller to OCHL on the terms set out in this Agreement, free from all Encumbrances and without the consent of any other person.

(d)	No consent, authorisation, licence or approval of or notice to any governmental, administrative, judicial or regulatory body, authority or organisation is required to authorise the execution or delivery, or regarding the validity, enforceability or admissibility in evidence, of this Agreement or the performance by the Warrantor of its obligations under this Agreement nor will it be required as a consequence of this Agreement.

3	Compliance with legal requirements

(a)	HKDAEX has obtained and holds all licences, consents, permits, authorities and other approvals and made all filings required for or in connection with the carrying on their business in the places and in the manner in which they are carried on at the date of this Agreement (“Consents”).

(b)	Each of the Consents is in full force and effect, valid and subsisting, is not limited in duration or subject to any unusual or onerous conditions and has been complied with in all material respects, and HKDAEX is not in breach of the terms or conditions of the Consents.

(c)	There is no circumstance which indicate that or no reason for any of the Consents be revoked, suspended or cancelled (in whole or in part), or may not be renewed on the same terms.

(d)	All registers and minute books required by law to be kept by HKDAEX have been properly written up and contain an accurate and complete record of the matters which should be recorded in them, and HKDAEX has not received any application or request for rectification of its statutory registers or any notice or allegation that any of them is incorrect.

(e)	HKDAEX is conducting and has at all times conducted its business and corporate affairs in all material respects in accordance with all applicable laws and regulations including the Companies Ordinance, Companies (Winding Up and Miscellaneous Provisions) Ordinance and their respective subsidiary legislation.

(f)	HKDAEX has not been notified that any investigation or enquiry in respect of its affairs is being or has been conducted by any governmental or other body and there are no circumstances likely to give rise to any such investigation or enquiry.

4	HKDAEX’s Management Accounts

(a)	HKDAEX has no liability (whether actual, contingent, unquantified or disputed) or outstanding capital commitment which is not adequately disclosed or provided for in HKDAEX’s Management Accounts.

(b)	HKDAEX has no outstanding liability for Taxation of any kind which has not been provided for in the HKDAEX’s Management Accounts.

(c)	Save as disclosed in HKDAEX’s Management Accounts, HKDAEX owns free from all Encumbrances all its undertaking and assets shown or comprised in HKDAEX’s Management Accounts and all such assets are in its possession or under its control.

(d)	Since HKDAEX’s Management Accounts Date:

(i)	there has been no materially adverse change in the financial or trading position of HKDAEX, and no event, fact or matter has occurred or is likely to occur which will or is likely to give rise to any such change;

(ii)	the business of HKDAEX have been carried on in the ordinary course and in the same manner (including nature and scale) as immediately before HKDAEX’s Management Accounts Date;

(iii)	HKDAEX has not declared, made or paid any dividend and no management charge or other fee has been paid by HKDAEX to the shareholders of HKDAEX save as disclosed in HKDAEX’s Management Accounts;

(iv)	no resolution of HKDAEX in general meeting have been passed other than resolutions relating to the routine business of annual general meetings; and

(v)	no change in the accounting reference period of HKDAEX has been made.

(e)	HKDAEX’s Management Accounts were prepared in accordance with (i) applicable law, (ii) accounting principles, standards and practices generally accepted in Hong Kong at the time they were prepared and commonly adopted by companies carrying on businesses similar in all material respects to that carried on by HKDAEX in preparing management accounts and (iii) the notes, if any, set out therein.

(f)	HKDAEX’s Management Accounts are true, correctly make or include proper provision for any bad and doubtful debts and all established liabilities, make proper provision for (or contain a note in accordance with good accounting practice respecting) all deferred or disputed liabilities (whether liquidated or unliquidated) and all capital commitments of HKDAEX as at HKDAEX’s Management Accounts Date and the reserves and provisions (if any) made therein for all Taxation relating to any period on or before HKDAEX’s Management Accounts Date are proper and adequate.

(g)	HKDAEX’s Management Accounts correctly include all the assets of HKDAEX as at HKDAEX’s Management Accounts Date and the rate of depreciation adopted therein is sufficient for the fixed assets of HKDAEX to be written down to nil by the end of its useful life.

(h)	HKDAEX’s Management Accounts were properly written up and accurately present and reflect in accordance with the accounting standards, all the transactions entered into by HKDAEX or to which HKDAEX was a party as at and for the relevant period ended on HKDAEX’s Management Accounts Date and there are as at the date hereof no material inaccuracies or discrepancies of any kind contained or reflected in HKDAEX’s Management Accounts.

(i)	HKDAEX’s Management Accounts fairly reflect the state of affairs and financial and trading positions of HKDAEX and of its fixed and current assets, contingent liabilities and debtors and creditors, in each case as at HKDAEX’s Management Accounts Date and HKDAEX’s results for the financial period ended on that date and no event has occurred that has resulted in the results of HKDAEX in respect of the period covered by HKDAEX’s Management Accounts being abnormally high or low.

(j)	HKDAEX’s Management Accounts are not adversely affected by any unusual, exceptional, extraordinary or non-recurring items which are not disclosed in HKDAEX’s Management Accounts.

(k)	HKDAEX’s Management Accounts contain proper provision for the diminution in value of HKDAEX’s properties.

5	Financial and other matters

(a)	Full details of all bank accounts maintained or used by HKDAEX (including, in each case, the name and address of the bank with whom the account is kept and the number and nature of the account) and of all direct debit or standing order or similar authorities applicable to any of the accounts have been disclosed to the Buyer and disclosed in the Schedule 5. Full details of all overdraft, loan and other financial facilities available to HKDAEX and the amounts outstanding under them have been disclosed to the Buyer and neither the shareholders of HKDAEX nor HKDAEX has done anything whereby the continuance of any of those facilities might be affected or prejudiced.

(b)	The total amount borrowed by HKDAEX from its bankers does not exceed its financial facilities and the total amount borrowed from whatsoever source does not exceed any limitation on its borrowing contained in the articles of association or other constitutional documents of HKDAEX.

(c)	HKDAEX does not have any outstanding loan capital or incur or agree to incur any borrowing which it has not repaid or satisfied when due, or has lent or agreed to lend any money which has not been repaid to it or owns the benefit of any debt present or future or is a party to or has any obligation under any loan agreement, debenture, acceptance credit facility, bill of exchange, promissory note, finance lease, debt or inventory financing, discounting or factoring arrangement or sale and lease back arrangement or any other arrangement the purpose of which is to raise money or provide finance or credit.

(d)	No event which is or, with the passing of any time or the giving of any notice, certificate, declaration or demand, would become an event of default under or any breach of any of the terms of any loan capital, borrowing, debenture or financial facility of HKDAEX or would entitle any third party to call for repayment prior to normal maturity has occurred or been alleged.

(e)	HKDAEX does not hold any security (including any guarantee) which is not valid and enforceable against the grantor thereof in accordance with its terms.

(f)	HKDAEX is not the party to, nor has it any liability (including without limitation any prospective or contingent liability) under, any guarantee, whether given to support the obligations of the Seller or otherwise.

(g)	The existing cash in hand and bank and other facilities (if applicable) provide HKDAEX with sufficient working capital for its requirements (that is to say, to enable it to continue to carry on its business in its present form and at its present level of turnover) and for the purpose of performing in accordance with their terms all orders, projects and contractual obligations which have been placed with or undertaken by it.

(h)	No indebtedness (actual or contingent) and no contract or arrangement are outstanding between HKDAEX and the Seller or any person connected with the Seller.

6	Ownership and condition of assets

(a)	All assets used by HKDAEX in its business are owned by it free from any Encumbrances and are in a good condition and state of repair.

(b)	HKDAEX owns or has and will following Completion have the rights to use all assets and rights that it needs to carry on its business as carried on immediately before Completion.

7	Contracts

(a)	HKDAEX is not under any obligation, nor is it a party to any contract, which cannot readily be fulfilled or performed by it on time and without undue or unusual expenditure of money or effort.

(b)	HKDAEX is not a party to or has any liability (present or future) under any guarantee or any leasing, hiring, hire purchase, credit sale or conditional sale agreement or has entered into any contract or commitment involving, or likely to involve, obligations or expenditure of an unusual or exceptional nature or magnitude.

(c)	HKDAEX is not a party to any contract or arrangement which restricts its freedom to carry on its businesses in any part of the world in such manner as it may think fit, or to any agency, distributorship or management agreement.

(d)	Neither HKDAEX nor the Seller is aware of any material breach of, or any invalidity, or grounds for determination, rescission, avoidance or repudiation of, any contract to which HKDAEX is a party or of any allegation of such a thing.

(e)	HKDAEX has not entered into any material contract and HKDAEX is not a party to any contract, obligation or arrangement which has been entered outside the ordinary course of business of HKDAEX and which may have a material impact on the financial and trading position of HKDAEX as a whole.

(f)	HKDAEX is not a party to an obligation or contract which gives any party an option to acquire or dispose of any asset of HKDAEX or requires another person to do so and there is no offer, bid, tender or proposal outstanding by HKDAEX which by the acceptance or other act of some other person would give rise to any such transaction.

(g)	Neither the Warrantor nor any person connected with the Warrantor (when applicable) or HKDAEX has any interest, direct or indirect, in any business which competes or is likely to compete with any business now carried on by HKDAEX, or intends to acquire any such interest.

8	Properties and other interests in land

(a)	HKDAEX does not own, operate, manage, lease or have any other right of interest in any property of any kind save for those described in the Schedule 5.

(b)	With respect to the rights and interests in property and other assets (including but not limited to land and buildings) owned by HKDAEX:

(i)	HKDAEX has good and marketable title, or has the right by law to good and marketable title, to such property and other assets or any rights or interests thereto;

(ii)	there are no mortgages, charges, liens, claims, Encumbrances or other security interests or third party rights or interests, conditions, planning consents, orders, regulations or other restrictions affecting any of such property and other assets which could have a material adverse effect on the value of such property and other assets or materially adversely limit, restrict or otherwise affect the abilities of HKDAEX to utilise, develop or redevelop any such property or other assets;

(iii)	HKDAEX is entitled as legal and beneficial owner of such properties and other assets to all rights and benefits as landlord, licensor and/or lessee (as the case may be) under the leases, tenancies or licences to which it is a party as landlord, licensor and/or lessee (as the case may be) in respect of such properties and other assets, and such leases, tenancies and licences are and will be in full force and effect;

(iv)	none of the properties or other assets has been used by HKDAEX for any unlawful purposes and HKDAEX has not violated any relevant land or construction regulations;

(v)	all requisite consents necessary for the use of any property by HKDAEX as it is presently being used by such member have been duly obtained and are in full force and effect; and

(vi)	all requisite licences, certificates and authorities necessary for the existing use of any property by HKDAEX have been duly obtained and are in full force and effect.

(c)	Save for those described in the Schedule 5, where any property and other assets are held under lease, tenancy or licence by HKDAEX:

(i)	each lease, tenancy or licence is legal, valid, subsisting and enforceable by HKDAEX;

(ii)	no default (or event which with notice or lapse of time, or both, would constitute a default) by HKDAEX has occurred and is continuing under any of such leases, tenancies or licences; and

(iii)	HKDAEX has no notice of any claim of any nature that has been asserted by anyone adverse to the rights of HKDAEX under such leases, tenancies or licences or affecting the rights of HKDAEX to the continued possession of such leased or licensed property or other assets.

(d)	The right to use the land and buildings by HKDAEX is not subject to any unusual or onerous terms or conditions.

(e)	HKDAEX has good, legal and marketable title to all stock used in its businesses free from any Encumbrances save those arising in the ordinary course of businesses.

(f)	Save as disclosed in HKDAEX’s Management Accounts, the assets included in HKDAEX’s Management Accounts or, as the case may be, acquired since HKDAEX’s Management Accounts Date and all assets used or owned by or in the possession of HKDAEX:

(i)	are legally and beneficially owned by HKDAEX free from any Encumbrance, any hire-purchase agreement or agreement for payment on deferred terms or bills of sale or lien, charge or other Encumbrance;

(ii)	are in the possession or under the control of HKDAEX;

(iii)	where purchased on terms that title to such asset or property does not pass until full payment has been made, have been paid for in full by HKDAEX;

(iv)	are not subject to any hire purchase, leasing arrangements or other arrangements of a similar nature; and

(v)	comprise all the assets, properties and rights which HKDAEX owns or which it uses or requires for the purpose of carrying on its business.

(g)	HKDAEX has done everything (whether by way of giving notice, registration, filing or otherwise) required or permitted to be done by it for the protection of its title to, or for the enforcement or the preservation of any order of priority of its title to, any property or rights (including the benefit of any debt, mortgage or charge) owned by it.

(h)	All records or other documents recording or evidencing any contract, licence, consent or other right of HKDAEX or required for the exercise of any such right are in the possession or under the exclusive control of HKDAEX.

(i)	HKDAEX has not created, or granted, or agreed to create or grant, any security interest or other Encumbrance in respect of any of the assets included in HKDAEX’s Management Accounts, or acquired or agreed to be acquired since HKDAEX’s Management Accounts Date.

(j)	None of the property, assets or undertakings of HKDAEX are subject to, and HKDAEX has not agreed to grant in respect of the same, any Encumbrance.

(k)	The stock in trade of HKDAEX is in good marketable condition and is capable of being sold by them in the normal and ordinary course of business in accordance with its current price list, without debate or allowance to a purchaser.

(l)	The plants, machineries, vehicles and other equipment used in connection with the businesses of HKDAEX:

(i)	are subject to normal wear and tear in a good and safe state of repair and satisfactory working order and have been properly serviced and maintained; and

(ii)	are not to any extent dangerous, inefficient, out-of-date, unsuitable, in need of renewal or replacement, or surplus to requirements.

(m)	Maintenance contracts are in full force and effect in respect of all major assets of HKDAEX in connection with its business which is normal or prudent to have maintained by independent or specialist contractors, and in respect of all assets which HKDAEX is obliged to maintain or repair under any leasing or similar agreement; and all those assets have been regularly maintained to a good technical standard, and in accordance with safety regulations usually observed in relation to assets of that description, and in accordance with the terms and conditions of any applicable leasing or similar agreement.

9	Environmental matters

(a)	In this paragraph 10,

Environment includes all or any of the following media: air (including air within buildings or other structures and whether below or above ground), land (including buildings and any other structures in, on or under it and any soil and anything below the surface of the land), land covered with water, and water (including sea, ground and surface water and water within drains) and any living organism supported by such media.

Environmental Claim means any claim, prosecution, demand, action, official warning, abatement or other order or notice (conditional or otherwise), relating to Environmental Matters or requiring compliance with the terms of any Environmental Licence or Environmental Law.

Environmental Law includes all or any statute or common law, rule, regulation, treaty, directive, direction, decision of the court, bye-law, code of practice, circular, guidance note, order, notice or demand of any government, statutory or regulatory authority or agency in any jurisdiction applicable to HKDAEX and/or the business carried on by HKDAEX in force at the date of this Agreement and concerning:

(i)	the generation, deposit, disposal, keeping, treatment, emission, release, discharge, transportation, transmission, handling or manufacture of any Relevant Substance; or

(ii)	nuisance, noise, defective premises or human health and safety; or

(iii)	the pollution, conservation or protection of the Environment and the health or wellbeing of any living organisms supported by the Environment.

Environmental Licence means any permit, licence, authorisation, consent or other approval required at any time by HKDAEX or in relation to the business carried on by HKDAEX pursuant to any Environmental Law.

Environmental Matters includes any of the following: (1) any generation, deposit, disposal, keeping, treatment, transportation, transmission, handling or manufacture of any Relevant Substance; (2) nuisance, noise, defective premises, health and safety at work or elsewhere; and (3) the pollution, conservation or protection of the Environment whether relating to man or any living organisms supported by the Environment or to natural resources or any other matter whatsoever affecting the Environment or any part of it; and

Relevant Substance means any substance whatsoever (whether in a solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance), radioactive emissions or waste which is capable of causing harm to man or any other living organism supported by the Environment or damaging the Environment or public health or welfare.

(b)	HKDAEX:

(i)	is not involved with and has at all times not been involved with any material non-compliance with all Environmental Laws and Environmental Licences;

(ii)	has obtained and maintained in full force and effect all Environmental Licences, and there are no conditions, facts or circumstances entitling any such Environmental Licence to be revoked, suspended, amended, varied, withdrawn or not renewed or which would prevent compliance with any Environmental Licence; and

(iii)	is not and is not likely to be required by any Environmental Licence or any Environmental Law or as the result of any Environmental Claim to incur any expenditure which is material in the context of the business of HKDAEX or to desist from taking any action which might have a material adverse effect on HKDAEX’s financial condition.

(c)	No material Environmental Claim is pending or has been made or threatened against HKDAEX or any of their past or present directors, secretary or senior employees in their capacity as such or any occupier of any property owned or leased by HKDAEX and there is no reason to believe that HKDAEX or any of its officers have or is likely to have any liability in relation to Environmental Matters.

10	Employees and retirement schemes

(a)	All the material terms and conditions of the employment of HKDAEX’s employee(s) (including remuneration payable, notice period, details of continuous employment and other principal benefits provided) and all such information have been disclosed to the Buyer and disclosed in Schedule 5 and is correct in all material respects.

(b)	There is no existing, pending or threatened dispute regarding relations between (i) HKDAEX and (ii) any of its employees or any trade union or other organisation formed for a similar purpose and there are no circumstances (including signing of this Agreement or Completion) which are likely to give rise to any such dispute.

(c)	There is no outstanding obligation or ex gratia arrangement for HKDAEX to pay any compensation or other payment to any present or former director, officer, employee or consultant.

(d)	Any contract of employment with any director or employee to which HKDAEX is a party can be terminated by the employing company without damages or compensation (other than that payable by statute) by giving at any time only the minimum period of notice applicable to that contract.

(e)	No employee of HKDAEX have given notice terminating his contract of employment or is under notice of dismissal and no amount due to or in respect of such employee or former employee of HKDAEX is in arrear and unpaid other than his salary for the month current at the date of this Agreement.

(f)	Since HKDAEX’s Management Accounts Date, no material change has been made in the emoluments or other terms of engagement of any employee of HKDAEX and no such material change, and no negotiation or request for such a change, is due or expected from the date of this Agreement.

(g)	Save as required by law, HKDAEX is not paying, nor is it under any liability (actual or contingent) to pay or secure any pension or other benefit on retirement, death or disability or on the attainment of a specified age or on the completion of a specified number of years of service.

(h)	HKDAEX does not have any outstanding undischarged liability to pay to any governmental or regulatory authority in any jurisdiction any contribution, Taxation or other impost arising in connection with the employment or engagement of personnel by HKDAEX.

(i)	HKDAEX has at all relevant times complied with all its obligations under statute and otherwise concerning the health and safety at work of its employees, and there are no claims capable of arising or threatened or pending by any employee or third party in respect of any accident or injury which have not been settled and which are not fully covered by insurance.

(j)	There are no amounts owing to any present or former directors of HKDAEX other than directors’ fees or remuneration accrued, due or for reimbursement of business expenses.

(k)	No employee or consultant or former employee or consultant has made any claims whatsoever against HKDAEX.

11	Insurance

(a)	Full and correct particulars of all insurance policies maintained by HKDAEX or the Seller for HKDAEX and currently in force have been provided to the Buyer and disclosed in Schedule 5.

(b)	HKDAEX or the Seller has effected all insurances (including social insurance) required by law (including Employee’s Compensation Ordinance (Chapter 282 of the Laws of Hong Kong)) to be effected by it or which would be prudent to be effected, having regard to the businesses of HKDAEX.

(c)	All premiums due on the policies in respect of such insurance cover (the “Policies”) have been paid and all the other conditions of the Policies have been performed and observed.

(d)	None of the Policies has or may become void or voidable as a result of an act or omission of HKDAEX, and HKDAEX has the full benefit of the cover offered by each of the Policies.

(e)	The Policies will continue in full force and effect notwithstanding Completion.

12	Intellectual property

(a)	All material Intellectual Property Rights and Information Technology used by HKDAEX (either owned by or licensed to HKDAEX) have been provided to the Buyer and disclosed in the Schedule 5.

(b)	HKDAEX owns or has the rights to use free of all Encumbrances, all Intellectual Property Rights used by it in its business.

(c)	The use by HKDAEX of its Intellectual Property Rights does not infringe the rights of any third party and HKDAEX’s Intellectual Property Rights are in full force and effect.

(d)	No third party is infringing, or has infringed, HKDAEX’s Intellectual Property Rights.

(e)	HKDAEX owns or has the right to use, free of all Encumbrances, all Information Technology used by it or necessary to it in its business.

(f)	HKDAEX has not granted nor is it obliged to grant any licence, sub-licence or assignment in respect of any Intellectual Property Rights owned or otherwise required for the business of HKDAEX or has disclosed or is obliged to disclose any Confidential Business Information required for the business of HKDAEX to any person, other than its employees for the purpose of carrying on its business.

(g)	HKDAEX is not in breach of any licence, sub-licence or assignment granted to or by it in respect of any Intellectual Property Rights owned or otherwise required for the business of HKDAEX or of any agreement under which any Business Information was or is to be made available to it.

(h)	The processes and methods employed, the services provided, the businesses conducted by HKDAEX did not, and/or at the time of being employed, provided, conducted, manufactured, used or dealt in did not, infringe the Intellectual Property Rights or Business Information of any person.

13	Non-arm’s length transactions and connected transactions

(a)	HKDAEX is not a party to any:

(i)	transaction or arrangement under which it may be required to pay for any asset or any services or facilities of any kind an amount which is in excess of the market value of that asset or services or facilities or will receive any payment for an asset or any services or facilities of any kind that it has supplied or provided or is liable to supply or provide which is less than the market value of that asset or services; and

(ii)	connected transaction.

14	Litigation

HKDAEX, any director(s) of HKDAEX and any person for whose acts HKDAEX may be vicariously liable:

(a)	are not engaged in any litigation or arbitration, administrative or criminal proceedings, whether as plaintiff, defendant or otherwise, and no litigation or arbitration, administrative or criminal proceedings by or against HKDAEX is pending, threatened or expected and, so far as the Seller is aware, there is no fact or circumstance likely to give rise to any such litigation or arbitration, administrative or criminal proceedings or to any proceedings against any director or employee (past or present) of HKDAEX in respect of any act or default for which HKDAEX might be vicariously liable.

(b)	have provided any service which does not in any material respect comply with all applicable laws, regulations or standards or which is defective or dangerous or not in accordance with any representation or warranty, express or implied, given in respect of it.

15	Solvency

(a)	No order has been made and no resolution has been passed for the winding up of HKDAEX or for a provisional liquidator to be appointed in respect of it and no petition has been presented and no meeting has been convened for the purpose of winding up HKDAEX.

(b)	No receiver has been appointed in respect of HKDAEX or in respect of all or any part of its assets.

(c)	HKDAEX is not insolvent or unable to pay its debts (within the meaning of section 178 of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong)) and neither has it stopped paying its debts as they fall due.

(d)	No composition in satisfaction of the debts of HKDAEX or scheme of arrangement of its affairs or compromise or arrangement between it and its creditors or members or any class of its creditors or members has been proposed, sanctioned or approved, and no step is or has been taken to do any of those things.

(e)	No event analogous to any of the foregoing has occurred in respect of HKDAEX whether in or outside of Hong Kong.

(f)	No circumstances have arisen which are likely to result in a transaction to which HKDAEX is the party being set aside.

16	Information supplied

All information disclosed to the Buyer which has been given by the Seller, HKDAEX or any of the directors, officials or professional or financial advisers of the Seller or HKDAEX to any of the directors, officials or professional advisers of the Buyer in the course of the negotiations leading to this Agreement are true, complete and accurate and are not misleading because of any omission or ambiguity or for any other reason.

17	Tax

(a)	All liabilities of HKDAEX for Taxation (whether actual, deferred, contingent or disputed) in respect of any period ending on or before HKDAEX’s Management Accounts Date and the period from HKDAEX’s Management Accounts Date (and whether incurred as principal, agent or trustee) have been paid. All other warranties relating to Tax matters set out in this Schedule 4 are made without prejudice to the generality of this paragraph.

(b)	HKDAEX has no material dispute regarding any returns, notices or any information supplied or caused to be supplied regarding Tax which it is required to make or supply to any governmental or revenue authority with taxing power over it or its assets (whether or not in Hong Kong or elsewhere) (the “Taxation Authority”).

(c)	In all material respects, all such information was when made complete and accurate and all such returns and notices were when made complete and accurate.

(d)	There is no material dispute or disagreement with any Taxation Authority and nor is any contemplated, regarding:

(i)	liability or potential liability to any Tax (including in each case penalties and interest) recoverable from HKDAEX ; or

(ii)	the availability to HKDAEX of any relief from Tax.

(e)	HKDAEX is not and has not been the subject of any investigation by any Taxation Authority in any material respect and there are no facts which are likely to cause such an investigation to be instituted.

(f)	HKDAEX has complied with all applicable ordinances, statutes, regulations and other legislation relating to Taxation in Hong Kong and any other jurisdiction in which they operate and have kept and retained all records and documents appropriate or required for the purposes of any such legislation.

(g)	HKDAEX has paid all sums which it is or had become liable to pay under any applicable legislation whether in Hong Kong or in any other jurisdiction relevant to the activities of HKDAEX and does not have any outstanding undischarged liability (whether actual, deferred, contingent or disputed) for any Taxation.

(h)	HKDAEX has duly submitted to the relevant Taxation Authorities all claims, disclaimers and applications for relief or otherwise which have been assumed to have been made for the purposes of the accounts of HKDAEX.

(i)	The amount of tax chargeable to HKDAEX during any accounting period ending on or before HKDAEX’s Management Accounts Date have not depended on any concession, agreement or other formal or informal arrangement with any Taxation Authority.

(j)	HKDAEX has not received any notice from any Taxation Authority which required or will or may require HKDAEX to withhold Tax from any payment made since HKDAEX’s Management Accounts Date or which will or may be made after the date of this Agreement.

(k)	HKDAEX is not required by any Taxation Authority to withhold or pay any taxes required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholders or holders of other securities, or other third party.

SCHEDULE 5
Disclosure Schedule

Specific disclosure (with reference to the specific paragraph of the Seller’s Warranties set out in Schedule 4 of this Agreement)

Paragraph(s) in Schedule 4 of this Agreement	Disclosure
5(a)

Other than the following list of bank accounts maintained by HKDAEX in Bank of Communications (Hong Kong) Limited, HKDAEX has no other bank account:

(i)       S/A#382561101156501 (HK Dollar Account)

(ii)       S/A#382561101156501 (US Dollar Account)

(iii)      C/A#382561101156502 (HK Dollar Account)

(iv)      C/A#382561101156504 (RMB Account)

(v)       C/A#382561101156505 (US Dollar Account)

(vi)      Time Deposit Account #382561101156503

8(a) and (c)

According to the Administration Services Agreement dated 1 August 2018 entered into between HKDAEX and HKFAEx Limited, HKFAEx Limited shall provide office space and facilities to HKDAEX. However, according to section 4.22 of the Lease (the “Lease”) dated 27 June 2018 entered into between HKFAEx Limited (the “Tenant”) as tenant and Hong Kong Cyberport Management Company Limited as landlord (the “Landlord”) for the premise of Unit 909, Level 9, Cyberport 2, 100 Cyberport Road, Cyberport, Hong Kong (the “Premises”), HKFAEx Limited shall not assign or underlet the Premises or any part thereof, nor share or part with the possession or occupation of the Premises or any part thereof and not use or permit to be used the Premises or any part thereof as registered office of any company whether incorporated in or outside Hong Kong except of the Tenant itself.

Neither HKFAEx Limited nor HKDAEX has obtained consent from the Landlord for HKDAEX’s use of the Premises. Further, HKDAEX has used the Premises as its registered office without the consent of the Landlord. As such, HKFAEx Limited has breached the terms and conditions of the Lease and the underlet of the Premises to HKDAEX may not be enforceable.

10(a)	HKDAEX employed Tsui Yat Kit as HKDAEX’s Chief Operating Officer. Other than Tsui Yat Kit, HKDAEX has not employed any other employee.
11(a)

The Seller has maintained the following insurance policy for HKDAEX:

Insurer: AXA General Insurance Hong Kong Limited

Insured: HKFAEX GROUP LIMITED

Insurance Policy Number: SOQ/Z0928006/10/CLA1

Period of insurance: from 15 May 2018 to 14 May 2019 (both dated inclusive)

12(a)	Other than the domain name of “HKDAEX.HK” which is registered and owed by HKDAEX, HKDAEX has not registered, owned or used any other Intellectual Property Rights and Information Technology.

SCHEDULE 6
Buyer’s Warranties

1.	The Consideration Shares constitute 24% of the entire issued share capital of OCHL before the Completion and will constitute 19.35% of the entire issued share capital of OCHL at the Completion Date.

2.	The information set out in Schedule 2 is complete and accurate.

3.	The Buyer is a company incorporated in the Cayman Islands with limited liability and validly existing under the laws of Cayman Islands.

4.	The Buyer has the rights, power and authority and has taken all action necessary to execute and deliver and to exercise its rights and perform its obligations under this Agreement and each document to be executed at or before Completion.

5.	The Buyer is entitled to allot and issue the Consideration Shares, free from any Encumbrance, to the Seller on the terms set out in this Agreement.

6.	The Buyer is not involved in any legal proceedings or subject to any legal financial or tax liability dispute and there is no claim threatened or pending against the Buyer or any of its properties or assets.

7.	The Buyer has complied with all applicable laws and regulations in the Cayman Islands.

8.	The Buyer is not insolvent or unable to pay its debts (within the meaning of the insolvency legislation in the Cayman Islands applicable to the Buyer) and neither has it stopped paying its debts as they fall due.

SCHEDULE 7
Deed of Indemnity in respect of HKDAEX

Dated the   day of    2019

(1) HKFAEx Group Limited 香港金融資產交易集團有限公司

IN FAVOUR OF

(2) Oriental Culture Holding LTD

AND

(3) HKDAEx Limited香港數碼資產交易中心有限公司

================================

DEED OF INDEMNITY

================================

THIS DEED OF INDEMNITY is made on      2019

MADE BY :-

(1)	HKFAEx Group Limited香港金融資產交易集團有限公司 (company no.: 1078409), a company incorporated in Hong Kong whose registered office is at Unit 909, Level 9, Cyberport 2, 100 Cyberport Road, Hong Kong (the “Covenantor”);

IN FAVOUR OF :-

(2)	Oriental Culture Holding LTD (company no.: 345544), a company incorporated in the Cayman Islands whose registered office is at Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands (the “Buyer”); and

(3)	HKDAEx Limited香港數碼資產交易中心有限公司(company no.: 2682877), a company incorporated in Hong Kong whose registered office is at Unit 909, Level 9, Cyberport 2, 100 Cyberport Road, Hong Kong (the “Company”).

WHEREAS :-

Pursuant to the agreement dated 7th May 2019 between the Covenantor as seller and the Buyer as buyer relating to, inter alia, the sale and purchase of Sale Shares in the Company in consideration for the allotment and issue of Consideration Shares to the Covenantor by the Buyer (the “Agreement”), the Covenantor will transfer its legal and beneficial title to the Sale Shares to the Buyer.

Pursuant, and as a condition, to Completion under the Agreement, the Covenantor has agreed to deliver this Deed to the Buyer on the Completion Date.

NOW THIS DEED WITNESSES as follows :-

1.	INTERPRETATION

1.1	In this Deed (including the recitals), unless the context requires otherwise, words and expressions and other rules of interpretation defined, used or set out in the Agreement have the same meanings and application in this Deed.

1.2	In this Deed (including the recitals), the following expressions (unless the context requires otherwise) shall have the following meanings: -

(a)	“Claim” means any assessment, notice, demand or other document issued or action taken by or on behalf of any person, authority or body whatsoever and of whatever country whereby the Company is liable or is sought to be made liable to make any payment or is deprived or is sought to be deprived of any relief or allowance or credit or right to repayment of taxation;

(b)	“event” includes (without limitation) the death of any person, any action, omission or transaction whether or not the Company is a party thereto and includes completion of the purchase of the Sale Shares by the Buyer and references to the result of events on or before the date hereof shall include the combined result of two or more events one or more of which shall have taken place before the date hereof;

(c)	“taxation” means and includes all forms of tax, rate, levy, duty, charge, impost, fee, deduction or withholding of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing or other authority in any part of the world and includes any interest, additional tax, penalty or other charge payable or claimed in respect thereof;

(d)	references to income or profits or gains earned, accrued or received shall include income or profits or gains deemed to have been or treated as or regarded as earned, accrued or received for the purposes of any legislation; and

(e)	references to a Claim shall include any Claim whether made before or after the date hereof and whether satisfied or unsatisfied at the date hereof and shall also include :-

(i)	the loss of any relief, allowance or credit granted by or pursuant to any legislation or otherwise for taxation purposes which could but for the Claim in question have been available to the Company whether or not the said loss results in any taxation being payable at the time of such loss; and

(ii)	the nullifying or cancellation of a right to repayment of taxation which would have been so available or is at the date hereof assumed by the Covenantor to be available.

1.3	Headings in this Deed are for convenience and reference only and shall not be construed to have any binding effect and shall be ignored in construction or interpretation of this Deed.

1.4	Unless the context otherwise requires, words importing the singular include the plural and vice versa; words importing person include bodies corporate or unincorporated; words importing gender shall include every gender and the neuter gender.

1.5	References to this Deed or the Agreement shall be construed as references to such document as the same may be amended or supplemented from time to time.

1.6	The expressions the “Covenantor”, “Buyer” and “Company” shall, where the context permits, include their respective successors, personal representatives and permitted assigns.

1.7	The covenants, terms, agreements, provisions, declarations and/or conditions of the Covenantor hereunder shall be binding upon the successor(s), personal representative(s) and permitted assign(s) in title of the Covenantor.

2.	INDEMNITY

2.1	Without restricting the rights of the Buyer or its ability to claim damages on any basis, subject as hereinafter provided, the Covenantor covenants with and undertakes to indemnify on a full indemnity basis the Buyer and to keep it indemnified against any contingent liability which has been incurred by the Company prior to the Completion and any losses resulting from or arising in connection with any Claim for any of the Seller’s Warranties being untrue, inaccurate or misleading in any respect or having been breached in any respect.

2.2	Without restricting the rights of the Buyer or its ability to claim damages on any basis, subject as hereinafter provided, the Covenantor covenants with and undertakes to indemnify on a full indemnity basis the Buyer and the Company and to keep them indemnified against any Claim against the Company for any taxation resulting from or by reference to any income, profits or gains earned, accrued or received on or before the date hereof or any event on or before the date hereof whether alone or in conjunction with other circumstances and whether or not such taxation is chargeable against or attributable to any other person, firm or company.

3.	COSTS AND EXPENSES

The indemnities given by this Deed shall cover all costs and expenses (on a full indemnity basis) incurred by the Buyer and/or the Company in connection with any Claim, and any penalties, fines or interest payable by the Buyer and/or the Company relating to any Claim for which the Covenantor is liable under this Deed.

4.	SET-OFF AND DEDUCTIONS

All payments to be made by the Covenantor under this Deed shall be made in full without set-off or counterclaim or any restriction or condition and free and clear of any present or future taxes, duties, charges or other deductions or withholdings of any nature. If any deduction or withholding is required to be made from any such payment, the Covenantor shall, together with such payment, pay such additional amount as is necessary to ensure that the recipient receives the full amount due hereunder.

5.	WAIVER AND SEVERABILITY

No failure or delay by the Buyer or the Company in exercising any right, power or remedy under this Deed shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. If at any time any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Deed shall not be affected or impaired thereby.

6.	NOTICES

6.1	Any notice or other communication to be given or made under this Deed shall be in writing and delivered personally or sent by pre-paid post or by facsimile or by email at the address or fax number or email address of the relevant party set out below (or such other address or fax number as the addressee has by ten (10) Business Days prior written notice specified to the other party hereto) :-

The Covenantor HKFAEX GROUP LIMITED 香港金融資產交易集團有限公司	:	Unit 909, Level 9, Cyberport 2, 100 Cyberport Road, Hong Kong
For the attention of	:	Tang Wai Po, Director
Fax number	:	(852) 2110 0616
Email address	:	bobotang@prideinvestmentsgroup.com

The Buyer Oriental Culture Holding LTD	:	中國南京市棲霞區紫東國際創意園西區F4幢4樓
For the attention of	:	Ni Lijia, Chief Financial Officer
Email address	:	44737567@qq.com

The Company HKDAEx Limited香港數碼資產交易中心有限公司	:	Unit 909, Level 9, Cyberport 2, 100 Cyberport Road, Hong Kong
For the attention of	:	Tsui Yat Kit, Chief Operating Officer
Fax number	:	(852) 2110 0616
Email address	:	info@hkdaex.hk

6.2	Any such notice, demand or communication shall be deemed to have been duly served :-

(a)	if given or made by letter within Hong Kong, two (2) Business Days after posting;

(b)	if given or made by letter outside Hong Kong, five (5) Business Days after posting;

(c)	if given or made by facsimile, when despatched with confirmed answer back; and

(d)	if sent by email, at the time of transmission.

6.3	Nothing in this Clause 6 shall preclude the service of notice or other communication or the proof of such service by any mode permitted by law.

7.	GOVERNING LAW

This Deed shall be governed by and construed in accordance with the laws of Hong Kong and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts.

IN WITNESS WHEREOF this Deed has been executed on the day and year first above written.

EXECUTED AS A DEED SEALED with the COMMON SEAL of HKFAEx Group Limited 香港金融資產交易集團有限公司 And SIGNED by (Director) In the presence of	) ) ) ) ) ) )

Director/Authorised Signatory

EXECUTED AS A DEED SEALED with the COMMON SEAL of Oriental Culture Holding LTD And SIGNED by (Director) In the presence of	) ) ) ) ) )

Director/Authorised Signatory

EXECUTED AS A DEED SEALED with the COMMON SEAL of HKDAEx Limited 香港數碼資產交易中心有限公司 And SIGNED by (Director) In the presence of	) ) ) ) ) ) )

Director/Authorised Signatory

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IN WITNESS of which this Agreement has been entered into on the date first above written.

The Seller and Warrantor

SIGNED by Wan Mun Wah (尹滿華) For and on behalf of HKFAEX GROUP LIMITED 香港金融資產交易集團有限公司 In the presence of	) ) ) )

Director/Authorised Signatory

The Buyer and OCHL

SIGNED by For and on behalf of Oriental Culture Holding LTD In the presence of	) ) ) ) )

Director/Authorised Signatory